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                                                                           EXHIBIT 11-1


                                PENNSYLVANIA ENTERPRISES, INC.

                        Statement Re Computation of Per Share Earnings
               for the Three and Six Month Periods Ended June 30, 1996 and 1995



                                         Three Months Ended            Six Months Ended
                                         1996          1995           1996          1995

Income (loss) before subsidiary's
  preferred stock dividends          $    (93,000) $ (1,441,000)  $  7,516,000  $  1,215,000

Subsidiary's preferred stock
  dividends                               383,000       692,000      1,020,000     1,383,000

Net income (loss)                    $   (476,000) $ (2,133,000)  $  6,496,000  $   (168,000)

Earnings (loss) per share of
  common stock                       $       (.09) $       (.37)  $       1.20  $       (.03)

Computations of additional common
  shares outstanding

  Average shares of common stock        5,044,134     5,737,156      5,412,580     5,695,312

  Incremental common shares
    applicable to options, based on
    the daily average market price          8,551         2,577          7,653            82

  Average common shares as adjusted     5,052,685     5,739,733      5,420,233     5,695,394

  Average shares of common stock        5,044,134     5,737,156      5,412,580     5,695,312

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price          9,498         1,439          8,289         1,700

  Average common shares fully
    diluted                             5,053,632     5,738,595      5,420,869     5,697,012

Earnings (loss) per share of
  common stock

  Average common shares as adjusted  $       (.09) $       (.37)  $       1.20  $       (.03)

  Average common shares fully
    diluted                          $       (.09) $       (.37)  $       1.20  $       (.03)
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